Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Allergan, Inc.:

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-8) pertaining to the Allergan, Inc. Savings and Investment Plan (Restated 2008), as amended, to be filed on or about April 29, 2009 and to the incorporation by reference therein of our report dated June 23, 2008, with respect to the statements of net assets available for benefits of the Allergan, Inc. Savings and Investment Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i — schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Allergan, Inc. Savings and Investment Plan.

/s/ Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, California

April 29, 2009